Stock Option Exchange June 22, 2022 Exhibit (a)(1)(G)

Stock Option Exchange Overview What are we doing and why? Options are a key component of our incentive and retention program, and we have offered them broadly, at all employee levels, since ORIC’s founding We believe options encourage employees to act like owners of the business by: Motivating us to work toward our collective success Rewarding employees’ contributions by allowing them to benefit in the growth of the ORIC’s value Vast majority of employee options are significantly “underwater” ORIC is offering a one-time voluntary opportunity to exchange eligible “underwater” options for new options with a lower exercise price CONFIDENTIAL

Program Details

Eligibility Who, what and when? Offering Period June 21, 2022, to July 20, 2022 Eligible Option Holder ALL employees Must be employed by ORIC at the beginning and end of the offering period Eligible Options Held by an eligible option holder Options must have per share exercise price that is (a) greater than $6.00, and (b) greater than the closing price of ORIC’s common stock at the expiration of the offering period Vested and unvested options are eligible, so long as the options are outstanding (i.e., not exercised or cancelled) CONFIDENTIAL

New Options How many, how much, and how long? Exchange Ratio Elected eligible options exchanged at a 1:1 ratio Example: Electing to exchange an eligible option covering 100 shares results in receiving a new option covering 100 shares at a new lower exercise price Exercise Price per Share Closing stock price of ORIC at the expiration of the offering period (i.e., July 20, 2022, unless extended) Vesting All new option grants will be unvested and will be required to restart their vesting period For original grants made on or after August 4, 2020, four-year vesting term (one-year cliff and monthly thereafter) For original grants made prior to August 4, 2020, three-year vesting term (one-year cliff and monthly thereafter) All vesting is subject to continued service with ORIC Maximum Option Term 10 years from the new grant date on July 20, 2022 (unless extended) All New Options granted under and subject to terms of ORIC’s 2020 Equity Incentive Plan CONFIDENTIAL

Hypothetical Option Exchange Example (with new 3-year vesting) CONFIDENTIAL Background Assumptions (original grant): Grant Date: April 23, 2020 Number of Shares: 3,000 Exercise Price: $16.00 Vesting: 4-year vesting with a one-year cliff and monthly thereafter Vested options (as of July 20, 2022): 1,625 1 Assumes a closing ORIC stock price of $4.00 on July 20, 2022; actual exchange price may be higher or lower Exchange grant for new option grant: New Grant Date: July 20, 2022 Number of Shares: 3,000 shares (1-for-1 exchange ratio) New Exercise Price: $4.001 Vested options (as of July 20, 2022): none New Vesting Schedule: 3-year vesting with a one-year cliff and monthly thereafter Keep original grant: Current “underwater” option grant with a $16.00 exercise price remains in place No benefit of new lower exercise price of $4.001 Original 4-year vesting schedule remains in place; continue monthly vesting Vested options (as of July 20, 2022): 1,625

Taxation Choosing to participate in the exchange will NOT give rise to a taxable event If you elect to exchange your outstanding options for new options, the new options will have the same tax consequences as your original options, meaning that you will not recognize any taxable income upon the grant of new options All new options will be non-statutory stock options No new options will have an early exercise feature CONFIDENTIAL We recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in this Offer

Making Your Elections

Making Your Elections Overview CONFIDENTIAL Your final elections must be received prior to the Exchange Program deadline of July 20, 2022, at 9:00 pm Pacific Time Your elections must be made through the Option Exchange Program website: https://myoptionexchange.com/ You will be able to do the following: View offer documents and Q&As Elect to exchange eligible options on a grant-by-grant basis (must exchange entire grant) View the value of your options at assumed future stock prices You will receive a confirmation of your elections upon completion You can change your election anytime during the offering period Once the exchange program has closed, only the final election will be considered New options are granted effective at the close of the offering period on July 20, 2022, at 9:00 pm Pacific Time (unless extended)

Making Your Elections Overview CONFIDENTIAL 1. Go to www.MyOptionExchange.com and click on the link shown below to register and create a new user account.

Making Your Elections Overview CONFIDENTIAL 2. Create a new account using your work e-mail and selecting a password of your choice. Passwords must be a minimum of 8 characters, include both upper- and lower-case letters, and at least one special character and a number.

Making Your Elections Overview CONFIDENTIAL 3. Once you’ve created a new account, login using your work e-mail and newly-created password. MyOptionExchange utilizes identity verification, so each time you attempt to login, a verification code will be sent to your work e-mail. The verification code will remain active for approximately 30 minutes, after which a new code will need to be requested.

Making Your Elections Overview CONFIDENTIAL 4. If you need a new verification code, click this link:

Making Your Elections Overview CONFIDENTIAL 5. You can now proceed with making your elections. All elections must be made on a grant-by-grant basis.

Making Your Elections Overview CONFIDENTIAL 6. MyOptionExchange.com has tools to model out the value of your options at various potential future share prices based on which grants you choose to exchange.

Making Your Elections Overview CONFIDENTIAL 7. After making your elections, you will be asked to confirm them through electronic signature.

Making Your Elections Overview CONFIDENTIAL 8. Upon submitting your election, a confirmation statement will be generated by the Offer website. Please print and keep a copy of the confirmation statement for your records. An email confirmation will also be sent to your work email address.

Making Your Elections Overview CONFIDENTIAL 9. Once you’ve confirmed your elections and are ready to exit your session, click the log off button.

Key Dates and Next Steps

Key Dates and Next Steps Summary CONFIDENTIAL Date Details June 21, 2022 Commencement of exchange June 21, 2022 to July 20, 2022 Employees can elect whether to exchange options on a grant-by-grant basis through the www.myoptionexchange.com portal July 20, 2022 Exchange window closes at 9:00 pm Pacific Time (unless extended) Exchanged options will be cancelled New options will be granted Strike price of new options determined based on July 20, 2022, closing price (unless the Offer is extended) Week of July 25 New option grant agreements will be available for acceptance in your E*TRADE account

Important Considerations CONFIDENTIAL Review the offer documents, including the “Risk Factors” section; risks include: Vested options will be exchanged for unvested options Increased vesting period may result in increased risk of forfeiture If your services with ORIC terminate before your new options vest, you will receive no value from the unvested portion of the new options Participation does not guarantee future employment; separation from ORIC for any reason will result in unvested options being cancelled Any particular benefit or return cannot be guaranteed Consult with your financial, legal, and/or tax advisors to fully assess the benefits and risks involved in participating in the exchange offer ORIC has not authorized anyone to make any recommendation on its behalf regarding participation in the stock option exchange. Should a recommendation or representation be received, it should not be relied upon as having been authorized by ORIC

Questions? Please direct any further questions about this offer to Christian Kuhlen or Carlos Banuelos at: optionexchange@oricpharma.com CONFIDENTIAL